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                                                                     Exhibit 5.1





                                                                January 23, 1997




Commodore Separation Technologies, Inc.
150 East 58th Street, Suite 3400
New York, New York 10155

Dear Sirs:


                  We are acting as counsel to Commodore Separation Technologies, Inc. (the "Company") in connection with (a) the Registration Statement on Form S-1, filed on September 12, 1996 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 1,500,000 units (the "Preferred Units") consisting of 1,500,000 shares of the Company's 10% Senior Convertible Redeemable Preferred Stock, par value $.001 per share, with a liquidation preference of $10.00 per share (the "Convertible Preferred Stock") and 1,500,000 Redeemable Common Stock Purchase Warrants (the "Warrants"), and 1,500,000 units (the "Common Units") consisting of 1,500,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") and 1,500,000 Warrants, including an over-allotment option of up to 225,000 of such Preferred Units consisting of 225,000 shares of Convertible Preferred Stock and 225,000 Warrants, and/or up to 225,000 of such Common Units consisting of 225,000 shares of Common Stock and 225,000 Warrants, or any combination thereof, (b) the Underwriting Agreement between the Company and National Securities Corporation (the "Underwriting Agreement"), relating to the Preferred Units and the Common Units, and (c) the Warrant Agreement between the Company and The Bank of New York (the "Warrant Agreement"), relating to the Warrants.


                  We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.


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Commodore Separation Technologies, Inc.
January 23, 1997
Page 2




                  Based upon the foregoing, we are of the opinion that (a) the shares of Convertible Preferred Stock contained in the Preferred Units and the shares of Common Stock contained in the Common Units, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (b) the shares of Common Stock initially to be reserved for issuance upon exercise of the Warrants pursuant to the Warrant Agreement, and conversion of the Preferred Stock pursuant to the terms of the Certificate of Designation, Preferences and Rights (the "Certificate of Designation"), when so issued, as the case may be, upon exercise in accordance with the terms and provisions of the Warrants and the Warrant Agreement, and upon conversion pursuant to the Certificate of Designation, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            GREENBERG, TRAURIG, HOFFMAN,
                                            LIPOFF, ROSEN & QUENTEL